UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2025

BORGWARNER INC.
________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

3850 Hamlin Road,	Auburn Hills,	Michigan	48326
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BWA	New York Stock Exchange
1.00% Senior Notes due 2031	BWA31	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As BorgWarner Inc. (the “Company”) previously disclosed, most recently in its Quarterly Report on Form 10-Q filed on July 31, 2025, the Company commenced a lawsuit against PHINIA Inc. (“PHINIA”) seeking to recover value added tax (“VAT”) refunds that PHINIA has received or expects to receive from governmental agencies. As of June 30, 2025, the Company had an asset related to these VAT refunds of approximately $120 million, which was included in Receivables, net on the Company’s Condensed Consolidated Balance Sheet. On October 15, 2025, the Company entered into a settlement with PHINIA (the “Settlement”) resolving the dispute and certain other matters relating to the spin-off that established PHINIA as an independent company. Pursuant to the Settlement, PHINIA agreed to pay the Company $78 million. PHINIA paid $31 million immediately upon the Settlement. PHINIA is obligated to pay $21 million in January 2026, and it is obligated to pay the remainder immediately upon collection from governments but no later than December 1, 2026. As a result of the Settlement, in the third quarter of 2025, the Company incurred a net $38 million charge for the reduction of VAT-related receivables, the elimination of certain Company liabilities and related legal fees, which the Company will treat as a noncomparable item not reflective of the Company’s ongoing operations when it presents its earnings results.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits. The following exhibits are being furnished as part of this Report.

Exhibit Number	Description
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BorgWarner Inc.

Date: October 21, 2025	By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President and Secretary